Rule 424(b)(3)
                                           File Nos. 333-34333-01

Pricing Supplement No. 1042 Dated: April 8, 1998
(To Prospectus dated September 26, 1997 and
Prospectus Supplement dated October 21, 1997)

                    XEROX CAPITAL (EUROPE) PLC
                   Medium-Term Notes, Series E
            Due Nine Months or More From Date of Issue
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                              GENERAL
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Principal Amount: $25,000,000
Issue Price: 100% of Principal Amount (see below under "If as
  Principal" if Agent(s) is(are) acting as Principal)
Agent's Discount or Commission: None
Net proceeds to Company: $25,000,000 (100% of Principal Amount) Original Issue Date (Settlement Date): April 24, 1998
Maturity Date: April 24, 2008
Agent(s): Smith Barney Inc.
Agent's capacity: / / As Agent
                  /X/ As Principal (see below)
  If as Principal:
  /X/ The Note is being offered at varying prices related to prevailing market prices at the time of resale.
  / / The Note is being offered at a fixed initial public
      offering price of   % of Principal Amount.
Form: /X/ Book Entry      / / Certificated
Specified Currency: U.S. dollars
Authorized Denominations: $1,000
  Integral Multiples in excess thereof: $1,000
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                             INTEREST
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/X/ Fixed Rate Note (other than Amortizing or Zero-Coupon Note):
    The rate of interest on the Note will be 6.25% per annum.

Interest on the Note will be calculated on a 30/360 basis and will be payable semiannually in arrears on the 24th of each October and April, commencing October 24, 1998, through and including the date of Maturity (each an "Interest Payment Date"); and the Regular Record Date in respect of each Interest Payment Date will be the date which is 15 days (whether or not a Business Day) immediately prior to such Interest Payment Date.
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    EARLY REDEMPTION AND/OR REPAYMENT; OPTIONAL EXTENSION
      OF MATURITY DATE AND RESETS; AND PAYMENT CURRENCY
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Early redemption at Company's option:
  / / No    /X/ Yes (see below)

  Redemption date(s): April 24, 2000, and each Interest Payment Date thereafter.
  Redemption price(s): 100% of the principal amount of the Note. Other provisions: The Note may be redeemed only in whole and not in part, and upon at least 30 days prior notice to the Holder of the Note.

Early repayment at Holder's option:
  /X/ No    / / Yes (see below)

Option to extend Maturity Date:
  /X/ No    / / Yes (see below)

Option to reset interest rate:
  /X/ No    / / Yes
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                            ATTACHMENT
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On October 31, 1997, Xerox Capital changed its name from Rank
Xerox Capital (Europe) plc to Xerox Capital (Europe) plc and became a wholly-owned subsidiary of Xerox Overseas Holdings PLC ("Xerox Overseas"). Xerox Overseas intends to re-register as a private limited company under the name Xerox Overseas Holdings Limited pursuant to the laws of England and Wales. Xerox Capital and Xerox Overseas will remain wholly-owned indirect subsidiaries of Xerox Corporation.